Exhibit 12
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                      THE BROOKLYN UNION GAS COMPANY AND SUBSIDIARIES

                            Computation of Consolidated Ratio of Earnings to Fixed Charges


                                                     Fiscal Year Ended September 30,

                                           1995       1994     1993       1992       1991
                                       _________  _________  _________  _________  _________
                                                                    (Thousands of Dollars)

    Earnings
       Net Income                    $   91,835 $   87,384 $   76,563 $   59,873 $   61,809
       Federal Income Tax                42,040     40,698     41,483     29,219     23,640
       Interest on Long-Term Debt        47,939     48,084     46,353     40,990     38,162
       Other Interest Charges             5,128      2,787      2,617      2,046      3,747
       Portion of Rentals Representing
          Interest                        4,883      5,196      4,256      5,310      1,401
       Adjustment Related to Equity
          Investee                          174       (601)       729      3,239      1,524

       Earnings Available to Cover     ---------  ---------  ---------  ---------  ---------
          Fixed Charges              $  191,999 $  183,548 $  172,001 $  140,677 $  130,283
                                       =========  =========  =========  =========  =========

    Fixed Charges
       Interest on Long-Term Debt*   $   50,521 $   49,280 $   47,017 $   41,766 $   39,063
       Other Interest Charges             5,128      2,787      2,617      2,046      3,747
       Portion of Rentals Representing
          Interest                        4,883      5,196      4,256      5,310      1,401
                                       ---------  ---------  ---------  ---------  ---------
       Total Fixed Charges           $   60,532 $   57,263 $   53,890 $   49,122 $   44,211
                                       =========  =========  =========  =========  =========


       Ratio of Earnings to Fixed
          Charges                          3.17       3.21       3.19       2.86       2.95
                                       =========  =========  =========  =========  =========

    * Includes capitalized interest of $2,582,000 in 1995, $1,196,225 in 1994, $663,836 in 1993
       $775,726 in 1992 and $901,137 in 1991.

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